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TechTeam Global, Inc.

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SEC 1913 (02-02)

TECHTEAM GLOBAL, INC.
27335 West 11 Mile Road
Southfield, Michigan 48033
(248) 357-2866
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Wednesday, May 21, 2008, at 10:00 a.m. Eastern Daylight Time.

Place	The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan.

Items of Business	1) To elect seven (7) directors to the Board of Directors of TechTeam Global, Inc.;

2) To ratify the appointment of Ernst & Young LLP as TechTeam’s independent registered public accounting firm for the year ending December 31, 2008; and

3) To consider such other business as may properly come before the Annual Meeting.

Adjournments And Postponement	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a TechTeam stockholder as of the close of business on March 26, 2008.

Meeting Admission	You are entitled to attend the Annual Meeting only if you were a TechTeam stockholder as of March 26, 2008, or hold a valid proxy for the Annual Meeting.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may submit your proxy or voting instructions by completing the proxy card and returning it in the pre-addressed envelope provided or, in many cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 3 of this Proxy and the instructions on the proxy card.

By order of the Board of Directors,

April 4, 2008	Michael A. Sosin
Vice President, Secretary
and General Counsel
This notice of annual meeting, proxy statement, the accompanying form of proxy and TechTeam’s Annual Report to
Stockholders for the year ended December 31, 2007, are first being mailed on or about April 16, 2008 to stockholders entitled to vote at the Annual Meeting.

PROXY STATEMENT

TECHTEAM GLOBAL, INC.
27335 W. 11 Mile Road,
Southfield, Michigan 48033
(248) 357-2866
PROXY STATEMENT
     The Board of Directors of TechTeam Global, Inc. (“TechTeam” or the “Company”) is soliciting proxies for the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
     The Board of Directors of TechTeam (the “Board of Directors” or the “Board”) has set March 26, 2008 as the record date for the Annual Meeting. Stockholders of record who owned TechTeam’s common stock at the close of business on that date are entitled to vote at and attend the Annual Meeting, with each share entitled to one vote. There were approximately 10,691,188 shares of TechTeam’s common stock outstanding on the record date.
QUESTIONS AND ANSWERS

Q:	When and where is the Annual Meeting?

A:	TechTeam’s 2008 Annual Meeting of Stockholders is being held on Wednesday, May 21, 2008, at 10:00 a.m. Eastern Daylight Time at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan. Please visit www.techteam.com for a map providing directions to the Annual Meeting.

Q:	Do I need a ticket to attend the Annual Meeting?

A:	No, you will not need a ticket to attend the Annual Meeting. However, we ask that you bring evidence that you are a stockholder of record as of the record date, such as your most recent account statement prior to March 26, 2008.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card from us because you owned shares of common stock of TechTeam on the record date. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also provides you information regarding these proposals so that you can make an informed decision. The proxy card is used for voting.

Q:	What am I voting on?

A:	You are being asked to vote on:
•	The election of seven nominees to serve on our Board of Directors; and

•	The ratification of the appointment of Ernst & Young LLP to serve as TechTeam’s independent registered public accounting firm for the year ending December 31, 2008.

Q:	What is the effect of signing and returning my proxy card?

A:	When you sign and return the proxy card, you appoint Gary J. Cotshott and Michael A. Sosin as your representatives at the Annual Meeting. Mr. Cotshott and Mr. Sosin will vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance of the Annual Meeting just in case your plans change. You can vote in-person at the Annual Meeting, even if you have already sent in your proxy card.

If you sign and return but do not indicate on the proxy card how you want your votes cast, Mr. Cotshott and Mr. Sosin will vote your shares FOR the election of all nominees for director, and FOR the ratification of Ernst & Young LLP as TechTeam’s independent registered public accounting firm for the 2008 fiscal year.

If you sign and return the proxy card, and a matter properly comes up for a vote at the Annual Meeting that is not described in this proxy statement, Mr. Cotshott and Mr. Sosin will vote your shares in their discretion.

Q:	How do I vote?

A:	There are four possible ways that you may vote, as explained in the detailed instructions on your proxy card. In summary, you may:
•	Mail in your completed, signed and dated proxy card.

•	If set forth on your proxy card, you may place your vote via the Internet.

•	If set forth on your proxy card, you may place your vote by telephone.

•	Vote in-person by attending our Annual Meeting.

We will pass out written ballots to any stockholder that wishes to vote in-person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting.

If you vote by Internet or telephone, you do not need to mail in your proxy card. The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with stockbrokers or other nominees. Please complete and provide voting instructions for all proxy cards and voting instruction cards that you receive.

Q:	What if I change my mind after I have voted?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the Annual Meeting by:
•	Voting again via the Internet or by telephone (only your latest vote will be counted);

•	Completing, signing and returning another proxy card that is dated after the date of your earlier proxy card (again, only your latest vote will be counted);

•	Sending written notice to our Corporate Secretary at our principal executive offices in Southfield, Michigan, which notice must be received prior to the date of the Annual Meeting, stating that you would like to revoke your proxy; or

•	Voting in-person at the Annual Meeting.

If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy or by the representatives as explained in the proxy statement.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	They could be. If your shares are held in street name and you do not instruct your nominee how to vote your shares, your nominee may either use its discretion to vote your shares on “routine matters” (such as the election of directors) or leave your shares unvoted. For “non-routine matters,” your nominee will not be able to vote on such matters.

We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that the nominee votes your shares at the Annual Meeting as you direct.

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters,” such as director elections, but not on non-routine matters, such approving stock option plans.

Q:	How are broker non-votes counted?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal. A broker non-vote will not affect the outcome of any proposal in this proxy statement.

Q:	How many shares can be voted at the Annual Meeting?

A:	As of the record date, approximately 10,691,188 shares of common stock were outstanding. Each outstanding share of common stock entitles the record holder to one vote on all matters covered in this proxy statement.

Q:	How do I vote if I hold common stock in my TechTeam 401(k) account?

A:	If you are a TechTeam employee who is a stockholder through TechTeam’s Retirement Savings Plan (the “Plan”), you will receive a form proxy with respect to all of your shares so registered. You have the right to direct the Trustee of the Plan how to vote the shares allocated to your account.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares of common stock that must be present, in-person or by proxy, in order for business to be transacted at the Annual Meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote at the Annual Meeting. There must be a quorum present for the Annual Meeting to be held. All stockholders present in-person or represented by completed and signed proxy cards, Internet votes and telephone votes, whether representing a vote for, against, withheld, or abstained or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for a proposal to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes of the shares present in-person or represented by proxy at the Annual Meeting. There is no cumulative voting for the election of directors. With regard to each other proposal, the required vote is the affirmative vote of a majority of shares that are (i) present in-person or represented by proxy at the Annual Meeting and (ii) entitled to vote on each such proposal.

Q:	How are abstentions and withheld votes counted?

A:	Abstentions and withheld votes are counted for the purposes of determining both (i) the presence of a quorum and (ii) the total number of shares entitled to vote with respect to a proposal. Withheld votes will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote “AGAINST” all other proposals being presented at this Annual Meeting.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made by the Board of Directors of TechTeam and will be paid for by the Company. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet or fax, in-person or otherwise. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock. We will reimburse such persons and TechTeam’s transfer agent for their reasonable out-of-pocket expenses in forwarding such material.

Q:	How may I obtain a copy of TechTeam’s 2007 Annual Report on Form 10-K?

A:	TechTeam’s Annual Report to Stockholders, which is being mailed with this proxy statement, includes a copy of the Company’s 2007 Annual Report on Form 10-K. Stockholders may request another free copy by submitting a written request to TechTeam Global, Inc., Attention: Investor Relations, 27335 W. 11 Mile Road, Southfield, Michigan, 48033; or by calling 1-248-357-2866; or by visiting our Web site at http://www.techteam.com/investors. We will also provide copies of any exhibit to the 2007 Annual Report on Form 10-K, at no expense, if specifically requested.
CORPORATE GOVERNANCE
     TechTeam is committed to sound corporate governance principles, which are essential to running TechTeam’s business efficiently and to maintaining TechTeam’s integrity in the marketplace. A written charter has been developed and approved by the Board for each of the four standing committees of the Board: Audit, Compensation, Nominating and Governance, and Strategy and Investment. The committee charters are reviewed annually and modified as appropriate. They are available at http://www.techteam.com/investors under the heading “Governance.”
Code of Ethics
     The Company has adopted a code of ethics that applies to all of its directors, officers (including its chief executive officer, chief financial officer and any other person performing similar functions) and employees. The Code of Business Conduct is also available on our Web site at http://www.techteam.com/investors under the heading “Governance.”
Director Independence
     The Board has determined that each of the nominees standing for election, except Gary J. Cotshott, the Company’s President and Chief Executive Officer, has no material relationship with TechTeam (either directly or as a partner, stockholder or officer of an organization that has a relationship with TechTeam) and is independent within the meaning of the NASDAQ® Global Market (“NASDAQ”) director independence standards as of the date of this proxy statement. Furthermore, the Board has determined that no member of the Audit Committee, Compensation Committee or Governance and Nominating Committee has a material relationship with TechTeam (directly or as a partner, stockholder or officer of an organization that has a relationship with TechTeam) and that each such member is “independent” within the meaning of the NASDAQ independence standards.
Procedures for Contacting Directors
     The Board has established a process for stockholders to send communications to the Board. Stockholders may communicate generally with the Board or with a specific director at any time by writing to TechTeam’s Secretary at 27335 W. 11 Mile Road, Southfield, Michigan, 48033. The Secretary will review all messages received and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board or a specific director. Communications can also be forwarded by email to bod@techteam.com. The Secretary monitors this email address.
PROPOSAL 1. ELECTION OF DIRECTORS
     The stockholders elect TechTeam’s directors annually as TechTeam does not have staggered board terms. Each director will serve until the 2009 Annual Meeting of Stockholders, or until he or she is succeeded by another qualified director who has been duly elected. As of the date of this proxy statement, there are nine members of the TechTeam Board of Directors. However, after careful consideration and at the recommendation of the Company’s Governance and Nominating Committee, the Board has decided to reduce the number of seats to seven, effective as of the Company’s 2008 Annual Meeting of Stockholders. If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Accordingly, stockholders will be electing seven (7) directors. Proxies may not be voted for a greater number of persons than the number of nominees (seven) named in this proxy statement.
     The following is a description of the background of the persons nominated for election as directors of TechTeam.
     Gary J. Cotshott, 57, has been President, Chief Executive Officer and a director of TechTeam since February 2008. Mr. Cotshott was Vice President and General Manager of the Dell Services division of Dell Inc. between 1998 and August 2007.
     Kent Heyman, 52, has been a director since June 2006. Mr. Heyman has been the Chairman of the Board and Chief Executive Officer of Migo Software, Inc. (OTC: “MIGO”), a publicly-traded provider of mobile computing software, since September 2006 and January 2006, respectively. Mr. Heyman was the Chief Executive Officer of ServiceWare Technologies, Inc., a provider of customer relationship management software applications that is now known as Knova Software, Inc. (OTC: “KNVS”), from September 2001 to February 2006, and he served as the company’s non-executive Chairman until March 2007, when it was sold to Consona Corporation. Prior to joining ServiceWare, Mr. Heyman was a founding officer and General Counsel to MPower Communications, Inc., a competitive telecommunications provider.
     General John P. Jumper (USAF Ret.), 63, has been a director since June 2006. General Jumper retired from the United States Air Force effective November 1, 2005. From September 2001 through November 1, 2005, General Jumper was Chief of Staff of the United States Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of more than 700,000 active-duty, Guard, Reserve and civilian forces serving in the United States and overseas. As a member of the Joint Chiefs of Staff, General Jumper functioned as a military advisor to the Secretary of Defense, National Security Council and the President. Between February 2000 and September 2001, General Jumper was the Commander of Headquarters Air Combat Control. General Jumper serves on the Board of Directors of Goodrich Corporation (NYSE: “GR”), Jacobs Engineering Group, Inc. (NYSE: “JEC”), SAIC, Inc. (NYSE: “SAI”), and Somanetics Corporation (NASDAQ: “SMTS”).
     Alok Mohan, 59, has been a director and Chairman of the Board since June 2006. Mr. Mohan served as Chief Executive Officer of Santa Cruz Operations, Inc. (“SCO”) from July 1995 until April 1998, when he was appointed that company’s Chairman of the Board. He served as Chairman of SCO until May 2001, when a portion of SCO’s assets were sold to Caldera International, Inc. He continued as Chairman of the Board of Directors of the remaining business, renamed Tarantella, Inc., until it was sold to Sun Microsystems, Inc. in 2006. From May 1994 to July 1995, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer of SCO. Prior to joining SCO, Mr. Mohan was employed with NCR Corporation (“NCR”), where he served as Vice President of Strategic Planning, Controller and Vice President and General Manager of the Workstation Products Division Mr. Mohan is also the non-executive Chairman of the Board of Directors of Rainmaker Systems, Inc. (NASDAQ: “RMKR”), and he serves on the Board of Directors of Stampede Technologies, Inc. and CrystalGraphics, Inc.
     James G. Roche, DBA, 68, has been a director since June 2006. Dr. Roche served as the 20th Secretary of the United States Air Force from June 2001 through January 2005. For the five years prior to his Air Force service, he was Corporate Vice President and President of the Electronic Sensors and Systems Sector of Northrop Grumman Corporation. Secretary Roche held various other positions with Northrop Grumman, which included Corporate Vice President and Chief Advanced Development, Planning, and Public Affairs Officer responsible for the company’s strategy development and mergers and acquisition strategy.

Dr. Roche is a retired Captain in the United States Navy with 23 years of service. He is currently a director of the Orbital Sciences Corporation (NYSE: “ORB”).
     Andrew R. Siegel, 39, has been a director since June 2006. Since March 2005, Mr. Siegel has been a Senior Vice President at Roark, Rearden & Hamot Capital Management LLC, an investment management firm that is the general partner of Costa Brava Partnership III, L.P. Since October 2004, Mr. Siegel has been the founding Managing Member of White Bay Capital Management, an investment management firm. From July 2003 to February 2004, Mr. Siegel was a Member of Debt Traders, Ltd., a capital management firm. Mr. Siegel is a director of Telos Corporation (OTC: “TLSRP.PK”).
     Richard R. Widgren, 65, has been a director since May 2005. Mr. Widgren is currently Vice President — Finance, Treasurer and Chief Financial Officer of Urban Science, Inc., a retail sales channel consulting company, where he began employment in August 2001. Previously, Mr. Widgren served as Vice President — Finance and Corporate Controller of Kelly Services, Inc. Mr. Widgren is a member of the Detroit Medical Center Board as a Director, where he serves as the chairman of the Audit Committee.
Required Vote and Board of Directors Recommendation
     If a quorum is present, the seven nominees receiving the highest number of votes will be elected to serve as a director until the 2009 Annual Meeting of Stockholders, or until he is succeeded by another qualified director who has been elected. Withheld votes and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.
BOARD MATTERS
Committee Composition and Meeting Attendance
     During 2007, the Board held sixteen meetings of the Board, which included six separate meetings of the non-employee Board members meeting in Executive Session. The Board has four standing committees: (1) Audit, (2) Compensation, (3) Governance and Nominating and (4) Strategy and Investment. The membership during the last fiscal year and the function of each of the committees are set forth below. Each director attended at least 75% of all Board and applicable Committee meetings.

			Governance and	Strategy and
Name of Director	Audit	Compensation	Nominating	Investment
William C. Brown				Member
Gary J. Cotshott
Kent Heyman		Chair	Member
John P. Jumper		Member		Member
James A. Lynch				Chair
Alok Mohan		Member	Member
James G. Roche	Member		Chair
Andrew R. Siegel	Member			Member
Richard R. Widgren	Chair
Number of Meetings in 2007	5	6	4	7
     In November 2007, as a result of the decision not to renew the employment contract of William C. Brown, the Board commenced a search for a new President and Chief Executive Officer, and it formed two committees to assist during the transition: the Search Committee (comprised of Kent Heyman, James A. Lynch, Alok Mohan and Richard R. Widgren) and the Transition Committee (comprised of Alok Mohan). The Search Committee assisted the Board in the evaluation of CEO candidates, and the Transition Committee provided additional Board oversight of the Company’s day-to-day activities during the leadership transition period.

Director Compensation
     Compensation for non-employee directors of the Company includes cash compensation and equity compensation. A non-employee director’s total cash compensation is based upon his responsibilities and the number of committee meetings attended, as set forth below:

Monthly retainer	$3,000
Additional monthly retainer for service as Chairman of the Board	$3,250
Additional monthly retainer for the Chair of standing committees	$1,000
Fee for each committee meeting attended in-person	$1,000
Fee for each committee meeting attended telephonically	$500
     Each director is required to receive a minimum of 25% of his monthly Board retainer in the Company’s common stock, but may elect to receive up to 100% of his cash compensation in the Company’s common stock. The price of the common stock is determined as of the closing price of the Company’s common stock on five business days after earnings are announced for the quarter in which the compensation was earned.
     The non-employee directors’ equity compensation includes the grant of common stock, restricted stock and non-qualified options to purchase the Company’s common stock. Each non-employee Board member receives 100 shares of the Company’s common stock for Board meetings attended in-person and 50 shares for meetings attended by telephone. On March 16, 2007, the Board adopted the “Non-Employee Directors Equity Fee Guidelines under the 2006 Incentive Stock and Awards Plan” that sets non-employee director equity compensation for 2007 and thereafter. Under these guidelines on May 31, 2007, each non-employee director was granted a one-time grant of restricted stock and stock options for a number of shares of common stock that is determined based on the director’s responsibilities on May 31, 2007, as follows:

Board of Directors	Restricted Stock	Options
All Board Members	10,000	15,000
Board Chairman	8,000	12,000
Committee Chairman	4,000	6,000
Committee Members	2,000	3,000
     The restricted stock granted to each Board member vests ratably over four (4) years. The options were granted to each director in three separate grants as follows: (a) one-half of the options vest ratably, on a monthly basis, over three (3) years; (b) one-third of the options vest ratably, on a monthly basis, over two (2) years; and (c) the remaining one-sixth of the options vest monthly over one year.
     For 2008 and thereafter, each non-employee director shall receive an additional grant of non-qualified options to purchase the Company’s common stock on May 31 of each year, priced on the closing price on that date, which shall vest monthly over a four-year period in an amount that is determined based on the director’s responsibilities at that time:

Board of Directors	Options
All Board Members	10,000
Board Chairman	8,000
Committee Chairman	4,000
Committee Members	2,000
     Upon termination of a non-employee director’s service as a Board member, Chairman, Committee Chairman or Committee member, the unvested restricted stock or stock options awarded will be forfeited.

Director Compensation Table
     The following table sets forth the cash value of all compensation earned by the directors for their service during 2007:

	Fees Paid			Total
Director Name	in Cash	Stock Awards	Option Awards	Compensation
Kent Heyman	$45,000	$50,279	$66,882	$162,161
John P. Jumper	33,500	44,964	58,522	136,986
James A. Lynch	44,000	44,184	58,522	146,706
Alok Mohan	65,750	71,978	91,963	229,691
James G. Roche	45,000	50,104	66,882	161,986
Andrew R. Siegel (1)	—	83,351	58,522	141,873
Richard R. Widgren	47,500	46,207	58,522	152,229

(1)	Mr. Siegel is currently receiving 100% of his cash compensation in the form of Company common stock.
Audit Committee
     The Audit Committee assists the Board in fulfilling its responsibilities for the general oversight of the integrity of TechTeam’s financial statements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. Among other things, the Audit Committee prepares the Report of the Audit Committee for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and determines the compensation of TechTeam’s independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews TechTeam’s disclosure controls and procedures, internal controls and corporate policies with respect to financial information; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on TechTeam’s financial statements. The Audit Committee is also responsible for the review and approval or ratification of any related party transaction required to be reported by the Company, and while the policies and procedures relating to the Audit Committee’s review and approval of related party transactions are not in writing, they are evidenced through the minutes of the Audit Committee meetings where a related party transaction is discussed. The Audit Committee works closely with management as well as TechTeam’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from TechTeam for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The report of the Audit Committee is included in this proxy statement on page 23.
     Independence/Financial Expertise
     The Board has determined that all members of the Audit Committee are independent directors according to the independence standards adopted by NASDAQ. None of the members of the Audit Committee receive compensation from the Company, except in their capacity as directors. Further, the Board has specifically determined that each member is not an affiliate of the Company pursuant to Exchange Act Rule 240.10A-3 (b)(1)(ii)(B). The Board has determined Richard R. Widgren qualifies as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.
Compensation Committee
     The Compensation Committee discharges the Board’s responsibilities relating to compensation of TechTeam’s executives; conducts an evaluation of the Chief Executive Officer; provides general oversight of TechTeam’s compensation structure, including TechTeam’s equity compensation plans; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include the following: determining the compensation of executive officers; approving employment agreements for executive officers; approving and amending TechTeam’s incentive compensation and equity compensation programs (subject to stockholder approval if required); recommending director compensation to the Board; and annually evaluating the Compensation Committee’s performance and its charter.
     The report of the Compensation Committee is included in this proxy statement on page 23. The Compensation Committee has also approved the Compensation Discussion and Analysis contained in this proxy statement (the “CD&A”) and recommended approval of the CD&A by the Board.

Governance and Nominating Committee
     The Governance and Nominating Committee identifies and nominates individuals qualified to become Board members, consistent with criteria approved by the Board, and identifies best practices and recommends corporate governance principles. Other specific duties and responsibilities of the Governance and Nominating Committee include the following: annually assessing the size and composition of the Board; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; and overseeing the evaluation of the Board.
     Consideration of Director Nominees
     The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at meetings of the Governance and Nominating Committee and may be considered at any point during the year.
     The Board believes that all of its directors should have the highest personal integrity and have a demonstrated record of ability and judgment. There are no firm minimum qualifications or skills that a candidate must possess. The Committee evaluates director candidates on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience in developing and analyzing business strategies, financial literacy and, for incumbent directors, past performance.
     Any stockholder nominations proposed for consideration by the Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership, all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), and the written consent of the person proposed to be nominated to be named in the proxy statement as a nominee and serve as a director if elected. Nominations should be addressed to:
Corporate Secretary
TechTeam Global, Inc.
27335 W. 11 Mile Road
Southfield, MI 48033
     The Governance and Nominating Committee will evaluate a stockholder nominee for director in the same manner as any other proposed nominee.
Strategy and Investment Committee
     The purpose of the Strategy and Investment Committee is to work with management to review, assess and recommend to the Board, as a whole, the long-term business goals and strategies of the Company, and to oversee the investment objectives and performance of the Company’s investment activities.
Executive Sessions
     Executive sessions of non-employee directors are scheduled at the end of each regular meeting of the Board. The sessions are scheduled and chaired by the non-employee Chairman of the Board.
Director Attendance at Annual Meeting
     The Company expects each of its director nominees to attend the Annual Meeting.
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to serve as TechTeam’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The stockholders will be asked to ratify the selection at the Annual Meeting.
     Representatives of Ernst & Young are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

Information about our Independent Registered Public Accounting Firm
     Ernst & Young, or its predecessors, have audited our consolidated financial statements since TechTeam became a public company in 1987. As our independent registered public accounting firm, Ernst & Young will audit our consolidated financial statements for fiscal 2008 and perform audit-related services in connection with various accounting and financial reporting matters. Ernst & Young also performs certain non-audit services for TechTeam that are permitted under the Sarbanes-Oxley Act of 2002 and related rules of the SEC. The Audit Committee has determined that the provision of audit-related and permitted non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence pursuant to the auditor independence rules of the SEC.
Fees of Ernst & Young LLP for 2007
     The aggregate fees for professional services by Ernst & Young in 2007 and 2006 were as follows:

Type of Fees	2007	2006
	(in thousands)
Audit Fees	$809	$1,020
Audit-Related Fees	36	29
Tax Fees	157	129

Total	$1,002	$1,178

     In the above table, in accordance with SEC definitions and rules, “Audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K, the related assessment of the Company’s internal control over financial reporting and disclosure; review of quarterly financial statements included in Form 10-Q; or for services that are normally provided by the independent auditor in connection with statutory and regulatory filings. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements, such as audits of employee benefit plans, accounting consultation and pre-acquisition financial due diligence. “Tax fees” are fees for tax compliance and tax planning and consulting, including expatriate tax services.
Pre-Approval Policies and Procedures
     In 2007, all audit and non-audit services performed by Ernst & Young were approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee adopted a policy that provides for pre-approval by the Audit Committee of specifically defined audit, non-audit and tax-related services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any such decision to the Audit Committee at its next meeting.
Required Vote and Board of Directors Recommendation
     The affirmative vote of a majority of votes cast at the meeting, at which a quorum is present, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS TECHTEAM’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008
OWNERSHIP OF COMPANY STOCK
     The following table shows, as of March 16, 2008, how many shares of our common stock are beneficially owned by (i) any persons who have reported or are known by the Company to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director and (iii) named executive officers included in the Summary Compensation Table included in this proxy statement. The information for Heartland Advisors, Inc., Dimensional Fund Advisors, Inc., and AXA Financial, Inc. is based upon their Schedule 13G filings in 2008. The information for Costa Brava Partnership III, L.P. is based upon its Form 4 filed on February 29, 2008. There were approximately 10,691,188 shares of the Company’s common stock outstanding on March 16, 2008.

	Number of Shares	Percentage of
	Beneficially	Outstanding
Name	Owned (1)	Common Stock (1)
Greater-than-5% Stockholders

Costa Brava Partnership III L.P. 420 Boylston Street, Boston, MA 02116.	1,319,274	12.3%

Heartland Advisors, Inc. 789 North Water Street, Milwaukee, WI 53202	1,141,267	10.7%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	894,540	8.4%

AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	536,620	5.0%

Named Executive Officers and Directors

William C. Brown (2)	165,188	1.6%
Gary J. Cotshott (3)	68,750	**
Robert W. Gumber (4)	63,630	**
Kent Heyman (5)	45,993	**
Dennis J. Kelly (6)	50,933	**
John P. Jumper (7)	40,568	**
Marc J. Lichtman (8)	56,063	**
James A. Lynch (7)	71,900	**
Alok Mohan (9)	63,729	**
Christoph A. Neut (10)	40,290	**
James G. Roche (5)	45,993	**
Andrew R. Siegel (11)	1,371,871	12.8%
Richard R. Widgren (7)	42,118	**
Current directors, nominees, and named executive officers as a group (13 persons)		19.9%

**	Less than 1%

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. For the purpose of computing the percentage of the outstanding shares owned by a stockholder, shares subject to acquisition by such individual within 60 days of March 16, 2008 are deemed to be outstanding securities of the class owned by that individual but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Includes 125,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(3)	Includes 18,750 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(4)	Includes 25,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(5)	Includes 27,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(6)	Includes 40,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(7)	Includes 23,625 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(8)	Includes 46,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(9)	Includes 37,125 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(10)	Includes 25,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.

(11)	Mr. Siegel is a Senior Vice President at Roark, Rearden & Hamot Capital Management LLC, an investment management firm that is the general partner of Costa Brava Partnership III, L.P. The shares held by Costa Brava Partnership III, L.P. have been included in the calculation of the percentage of the holdings of current directors, nominees and named executive officers as a group. Includes 23,625 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16, 2008.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based upon a review of the filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange

Act of 1934, as amended, during fiscal 2007, except one Form 4 was filed late by each non-employee director on June 4-5, 2007, to report the stock and option grants that were subject to the passage of the 2006 Incentive Stock and Awards Plan at the Company’s annual meeting of stockholders on May 16, 2007.
EXECUTIVE MANAGEMENT COMPENSATION AND MANAGEMENT INFORMATION
Information Regarding Executive Management
     All executive officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company. The following is a description of the background of TechTeam’s executive officers, other than Gary J. Cotshott, whose biographical information is included in this proxy statement under “PROPOSAL 1— ELECTION OF DIRECTORS.”
     Kevin P. Burke, 48, Senior Vice President, Americas. Mr. Burke joined TechTeam in December 2006 from CrimeCog Technologies, Inc., a criminal justice enterprise software company, where he was President and Chief Operating Officer from September 2005 through November 2006. Mr. Burke was Channel Services Manager for Cisco Systems, Inc. and was responsible for the sales, promotion and growth of Cisco’s Remote Operation Services to IBM from May 2004 through August 2005. From March 2002 through May 2004, he was Region Manager for Information Builders, Inc., a business intelligence software company. Mr. Burke was Vice President of Sales and Marketing for A.F. Kelly and Associates from 1998 through February 2002.
     Robert W. Gumber, 59, Vice President of Service Delivery. Mr. Gumber became Vice President of Service Delivery on November 1, 2006. Mr. Gumber joined TechTeam in September 2003 as Vice President of Operations, EMEA. For the year and a half prior, Mr. Gumber owned and operated RWG and Associates, L.L.C., a company providing supply chain consulting services. From April 2001 to October 2001, he was Director, Material Planning and Logistics, for Visteon Corporation.
     Dennis J. Kelly, 47, President of TechTeam Government Solutions, Inc. Mr. Kelly joined TechTeam Government Solutions, Inc. in November 2005. From January 2004 through November 2005, Mr. Kelly was Senior Vice President of Corporate Communications for Anteon Corporation. In this role, he was responsible for all external corporate relations including investor, government, public, and media relations. From October 2002 to December 2003, Mr. Kelly was Senior Vice President for Business Development at Anteon. From September 1999 to October 2002, he was Group Vice President for Anteon’s Information Technology Center.
     Marc J. Lichtman, 40, Vice President, Chief Financial Officer and Treasurer. Mr. Lichtman joined TechTeam in December 2003 as Global Corporate Controller and was promoted to Vice President and Chief Accounting Officer in August 2004. He was promoted to Chief Financial Officer and Treasurer in June 2006. From June 2002 through April 2003, he served as a principal with Ernst & Young LLP in their Assurance and Advisory Business Services Practice. From August 1989 through June 2002, Mr. Lichtman served in various positions with Arthur Andersen LLP in their Assurance and Business Advisory Practice and was promoted to Partner in September 2001.
     Christoph A. Neut, 41, Senior Vice President, EMEA. Mr. Neut has been employed by TechTeam’s Belgian subsidiary, TechTeam Global NV/SA, since 1996, when he was responsible for business development in Europe. In 1998, he became General Manager for TechTeam Global NV/SA. In 2000, he became Director of Sales Europe. In August 2001, he became Vice President Europe. He became Vice President of Sales and Marketing, EMEA, in September 2003. He was appointed to his current position in November 2006.
Compensation Discussion & Analysis
     Executive Compensation Policy
     Our compensation program is designed to attract and retain highly qualified employees who are properly motivated to enable the Company to achieve superior long-term performance. The Company believes in a total compensation model of compensating its executive officers, which includes:
•	Compensation based on the level of job responsibility, individual performance and Company performance.

•	Compensation reflecting the value of the job in the marketplace. To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other employers who compete with the Company for talent.

•	Compensation that rewards performance but balances the objectives of pay-for-performance and retention to ensure that successful, high-achieving employees will remain motivated and committed to the Company in periods of temporary downturns in Company performance.

•	Performance-based compensation programs that enable employees to easily understand how their efforts can affect their pay, through individual performance accomplishments and contributing to the Company’s achievement of its strategic and operational goals.

•	A significant proportion of an executive officer’s overall compensation in equity in order to link the individual to Company performance and stockholder returns.

•	Compensation of our executive officers that fosters the long-term focus required for success in our industry.
     The Committee’s Processes
     During each fiscal year, the Compensation Committee (the “Committee”) reviews each element of an executive officer’s compensation history and compares the executive officer’s compensation with that of an appropriate market comparison group. Typically, for existing employees, the Committee receives a performance assessment and compensation recommendation from the chief executive officer for each named executive officer. The performance evaluation of each executive is based on his or her achievement of objectives mutually agreed upon by the executive and the chief executive officer, his or her contribution to the Company’s performance, and other leadership accomplishments. For new employees, the chief executive officer provides a recommendation to the Committee regarding the appropriate total compensation appropriate for the position. The Committee has the discretion to accept or modify the chief executive officer’s recommendations. The Committee also evaluates the compensation of the chief executive officer, who is absent from those deliberations, and makes a recommendation to the Board of Directors regarding the chief executive officer’s compensation.
     In February 2008, the Company hired Gary J. Cotshott to replace William C. Brown as President and Chief Executive Officer. As a result, it is anticipated that the CEO and the Committee will be re-evaluating the Company’s executive compensation philosophy, policies and practices.
     Elements of Executive Compensation
     Our executive compensation package includes salary, performance-based cash bonuses, restricted stock awards, stock option awards, life and disability insurance, and perquisites. The following is an analysis of the considerations used in establishing each of the components for the named executive officers.
     Base Salary
     A competitive salary in light of industry and market conditions is required to attract executive officers that are capable of leading the Company to meet its objectives. Base salary is the guaranteed element of an employee’s annual cash compensation. The value of base salary is intended to reflect the employee’s long-term performance, skill set and the market value of that skill set.
     The Company’s President and CEO during 2007, William C. Brown, did not receive an increase in his base salary during 2007. His base salary was established in 2006 through negotiations between Mr. Brown and the Company at the time of his hire. During the search process, the Board worked with Korn/Ferry International (the CEO search firm) to establish the compensation required to retain a qualified CEO. The base salary for Mr. Brown was consistent with the market rate based on information provided by Korn/Ferry International.
     Messrs. Gumber, Lichtman and Neut received pay increases in May 2007 based upon Mr. Brown’s recommendation to the Committee. In determining his recommendation, Mr. Brown analyzed and evaluated the individual’s performance and compensation history, the market value of the skill set, as well as the salary consistency for executive officers as a whole. Mr. Gumber received a 3% increase to $231,750. Mr. Lichtman received a 4% increase to $178,880, and Mr. Neut received a 10.5% increase to €198,000, in part based upon his added responsibilities as Senior Vice President, EMEA. As the leader of the Company’s Government Solutions business unit, Mr. Kelly declined to participate in the Company’s customary annual merit increase schedule in May 2007 in order to control the business unit’s expenses. In November 2007, Mr. Kelly received a 10% increase to $264,000. Mr. Brown’s recommendation for Mr. Kelly’s increase was based upon the same information noted above for Messrs. Gumber, Lichtman and Neut.

     Performance-Based Cash Bonus
     The Company has established an annual performance-based cash bonus program (the Annual Incentive Plan or “AIP”) in order to align employees’ goals with the Company’s revenue and net income objectives for the bonus year. For 2007, a participant’s AIP cash bonus was based on four factors: (1) the target bonus percentage; (2) achieving the Company’s adjusted net income target1; (3) achieving the Company’s revenue target; and (4) the individual’s performance on pre-set individual objectives.
     The target bonus is based on job responsibilities and independent peer group data received from outside compensation consultants in 2006. The Company’s objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies, and to ensure a substantial portion of that compensation was linked to Company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus plan. The named executive officer’s bonus targets for 2007 (expressed as a percentage of base salary) were: Mr. Brown, 50%; Mr. Kelly, 45%; Mr. Neut, 45%, Mr. Gumber, 40%, and Mr. Lichtman, 40%.
     Each metric (adjusted net income, revenue and individual objectives) is allocated a percentage of the officer’s target bonus. For Mr. Brown, as Chief Executive Officer, 100% of his bonus was based upon the Company meeting its financial performance targets. For Messrs. Kelly and Neut, 75% of their respective bonuses were based upon the Company meeting its financial performance targets, and 25% of their respective bonus was based upon meeting their individual objectives. For Messrs. Gumber and Lichtman, 50% of their respective bonuses were based upon the Company meeting its financial performance targets, and 50% of their respective bonus was based upon meeting their individual objectives. The Committee believes that this mix of performance measures encourages employees to focus appropriately on growing revenue, delivering appropriate levels of net income and completing their non-financial objectives that are important for the Company’s continuing success. These metrics are also effective motivators because they are easy to track and clearly understood by employees. Under the plan formula, payouts to named executive officers could have ranged from zero to 180% of target depending on Company performance. However, the Company must meet 80% of the target adjusted net income metric for any bonus under the AIP to become due.
     For 2007, the Board initially set performance requirements of $190.5 million in annual revenue and $7.98 million in adjusted net income. Inasmuch as the Company acquired three companies in 2007, and the AIP did not specifically address how the results from acquisitions affected the target, the Committee determined, in accordance with its discretion under the AIP, that the 2007 financial targets should be modified to include the projected financial results of the acquisitions. Accordingly, the performance requirements were modified to $224.4 million in annual revenue and $9.97 million in adjusted net income. The Company did not meet the required 80% of adjusted net income threshold for the payment of bonuses to named executive officers in 2007.
     Nevertheless, pursuant to its discretionary authority, the Committee recommended, and the Board approved, cash bonus payments to named executive officers in recognition of: (1) the solid progress made by management during 2007, including leading to the improvement in the Company’s financial results; (2) the challenges caused by the CEO transition process and its effect on the Company’s 2007 financial results; and (3) the importance of providing incentive to retain management personnel who performed well during the transition. The amounts paid to the named executive officers are included in the Summary Compensation Table under “Bonus.”
     Equity Incentives — Total Equity Program
     We employ two forms of equity incentives under the TechTeam Global, Inc. 2006 Incentive Stock and Awards Plan: stock options and restricted stock awards. The Committee believes that incentives foster the long-term perspective necessary for continued success in our business, and they ensure that our executives are properly focused on increasing stockholder value.
     Options. The Company strongly believes that stock options provide its executive officers with the chance to benefit from the Company’s long-term growth and profitability. As the value of options is based on the Company’s common stock price, the executive officers’ interests are closely aligned with the interests of the Company’s stockholders. The use of vesting periods assist the Company in retaining key employees because the stock options are forfeited if the key employee does not exercise the option within 90 days after leaving the employment of the Company. The Company has not repriced options; likewise, if the stock price declines after the grant date, the Company has not replaced options.
     In 2007, the Company made two option awards to each named executive officer. In June 2007, Messrs. Gumber, Kelly, Neut and Lichtman received options to purchase 5,000, 9,200, 9,200 and 5,000 shares, respectively. These awards were based upon a

[1]	“Adjusted Net Income” is the net income of the Company for the Measurement Period as reported in the Company’s Annual Report on Form 10-K, before the recognition of the expense and the associated tax benefit of the bonus pool, and excluding net interest income or expense and the associated tax liability or benefit resulting from that net interest income or expense.

recommendation from Mr. Brown to the Committee, and the amounts were determined by his evaluation and analysis of the appropriate amount of annual equity for the position of the named executive officer. In November 2007, the Board, based upon the recommendation of the Committee awarded each of Messrs. Kelly and Neut options to purchase 40,000 shares and each of Messrs. Gumber and Lichtman options to purchase 25,000 shares. This grant of equity was primarily focused on the retention of key employees during the period of CEO leadership transition. All of the options awarded in 2007 have an exercise price equal to the market price on the date of grant, a ten-year term and vest in equal installments over four years.
     Incentive Equity. Restricted stock awards to named executive officers are made under the Company’s Long-Term Incentive Plan (the “LTIP”) approved in 2003. Under the LTIP, awards of restricted stock are based upon the attainment of the Company’s operating income targets set at the beginning of each year for a rolling three-year period. If the cumulative operating income targets have been met over the three-year term, restricted stock will be granted to the executive with a value equal to a specified percentage of his base salary. The size of the award is dependent upon the percentage attainment of the three-year operating income target, determined by dividing the actual operating income for three-years by the three-year target operating income. If the Company achieves at least 80% of the rolling three year target, a restricted stock award will be granted. Between 80 and 89%, restricted stock valued at 50% of the executive’s target will be awarded. Between 90 and 99%, restricted stock valued at 75% of the executive’s target will be awarded. If the percentage is 100% or better, the executive officer will receive restricted stock valued at the factor of his target multiplied by the percentage the Company exceeded the cumulative three-year target.
     In 2007, Mr. Brown’s target was 30% of his base salary; Messrs. Kelly and Neut’s target was 25% of their base salary, and Messrs. Gumber and Lichtman’s targets were 20% of their base salary. The aggregate operating income for the past three-years was above 80%, and therefore the plan provided the participants with an award of one-half of their target award. Restricted stock awards were made to Messrs. Brown, Gumber, Kelly, Lichtman and Neut in the following numbers of shares, respectively: 6,784; 2,650; 3,534; 2,026; and 4,140. Except for the shares awarded to Mr. Brown, which vested immediately under the Amendment to his Employment and Non-competition Agreement, these shares will vest in equal amounts over four years after the date of grant.
     Employee and Post-Employment Benefits
     The Company offers core employee benefits coverage in order to provide our global workforce with a reasonable level of financial support in the event of illness or injury and in order to enhance productivity and job satisfaction.
     The benefits available are the same for all U.S. employees and named executive officers and include medical and dental coverage and life insurance. In addition, the Company’s maintains a 401(k) Plan in which all U.S. employees, including executive officers, are entitled to participate. Messrs. Brown, Gumber and Lichtman participated in the Company’s 401(k) Plan and received matching contributions in Company stock up to three percent of their salary. Mr. Kelly participated in the 401(k) Plan provided to the employees of TechTeam Government Solutions, Inc., and received a matching contribution of up to three percent of his salary.
     In addition to the standard benefits offered by the Company, executive officers in the U.S. are eligible to participate in the Company’s Executive Benefits Program. An executive receives life insurance for up to three times his base salary or a maximum of $500,000 coverage. Executives may also apply for long-term disability insurance, which pays 67% of base salary, up to a maximum of $10,000 per month, for qualified disabilities. These benefits are paid for by the Company.
     Mr. Neut receives benefits available for all Belgium employees, including luncheon vouchers and representation vouchers. The Company also provides him with payments for a retirement plan, which amount was equal to $14,396 for 2007.
     Perquisites
     The Company does not provide significant perquisites or personal benefits to its named executive officers, except that the Company pays for Mr. Brown’s apartment in Birmingham, Michigan. Further, it leases automobiles for Messrs. Brown and Neut. The perquisites for Mr. Brown were negotiated in his employment agreement in lieu of any relocation expenses. The perquisites paid to the named executive officers in 2007 are further described in footnote (4) to the Summary Compensation Table included below in this proxy statement.
     Employment Contracts
     On February 3, 2006, the Company entered into an Employment and Non-Competition Agreement with Mr. Brown (the “Employment Agreement”). The term of the Employment Agreement is for three-years commencing, on February 16, 2006. In November 2007, the Company and Mr. Brown agreed that his Employment Agreement would not be renewed. Accordingly, on November 2, 2007, the Company and Mr. Brown agreed to modify his Employment Agreement and entered into Amendment To Employment and Noncompetition Agreement (“Amendment”). The Amendment provides, among other things, that: (1) all unvested stock-based awards (options and restricted stock) then outstanding or issued as a result of the 2007 LTIP awards would become immediately vested on the date of his resignation as President and Chief Executive Officer, (2) Mr. Brown will have until

February 15, 2010, to exercise any outstanding stock options, and (3) Mr. Brown will be paid a bonus for fiscal 2008 of not less than $75,000. Mr. Brown resigned as President and Chief Executive Officer on February 11, 2008.
     Mr. Brown remains employed by the Company, and the other terms of his Employment Agreement remain in effect. His employment will terminate automatically upon his death or disability, and the Company may terminate Mr. Brown’s employment only for “cause,” which includes, but is not limited to; (1) any material breach of the Employment Agreement by Mr. Brown, which is not remedied within thirty (30) days after written notice thereof; (2) Mr. Brown’s conviction of a felony or other crime involving moral turpitude, or any act or omission by him during his employment involving willful malfeasance or gross negligence in the performance of his duties hereunder; or (3) Mr. Brown’s failure to follow the reasonable instructions given in good faith by the Board, which failure is not remedied within thirty (30) days after written notice thereof. He is entitled to participate in all benefits and executive perquisites under the Company’s benefit plans, practices, policies, and programs to the extent generally applicable to other executives of the Company, and the Company is still leasing a car and an apartment for his use. The Agreement also provides certain covenants by Mr. Brown not to compete with TechTeam during the term of the Agreement and for a period of one year thereafter.
     Christoph Neut, Senior Vice President, EMEA, is an employee of TechTeam Global NV/SA, the Company’s Belgian subsidiary. Mr. Neut has an employment contract with TechTeam Global NV/SA that is similar in material aspects to the employment contracts for other employees of TechTeam Global NV/SA.
     Other than Employment Agreements Relating to a Change of Control discussed under Severance Benefits below, the Company does not have employment agreements with any of its other named executive officers.
     Severance Benefits
     Under Mr. Brown’s employment agreement, as described above, if Mr. Brown is dismissed from his position without “cause”, as defined in the employment agreement, Mr. Brown will be entitled to payment of his base salary for the remaining term of his agreement. Mr. Neut is a party to an employment agreement subject to the laws of Belgium, which provides severance protection that is dependent upon his salary and the length of time that he has been employed. Based upon the formula utilized by the Belgian courts in determining the amount of the severance protection provided, the Company the severance expense could be in excess of €500,000.
     Messrs. Kelly, Gumber and Lichtman are entitled to severance benefits under the Company’s Executive Separation Policy Statement if they are terminated without “cause,” as defined in the policy statement. “Cause” is defined as any one of the following: (1) conviction of a felony or conduct with respect to his duties that are fraudulent or materially illegal; (2) use of illegal drugs or the abuse of alcohol; (3) willful neglect of duties or negligence in the performance of his duties which materially affects the Company or an affiliate’s business, or two consecutive failing performance evaluations; or (4) failure to follow reasonable instructions given in good faith by the Board of Directors. Under this policy, they are entitled to a lump-sum severance payment of salary and medical benefits for a period of six months after termination. After being employed by the Company for five years, the severance benefits increases to one year after termination. Messrs. Kelly, Gumber and Lichtman have all been employed less than five years. Mr. Gumber and Mr. Lichtman will have been employed for five years on October 6, 2008 and December 8, 2008, respectively. Currently, the Company estimates the severance expense for Messrs. Gumber, Kelly and Lichtman to be approximately $125,000, $145,000, and $100,000, respectively. Under this policy, in order to provide incentives for the executive to remain employed by the Company, an executive’s unexercised vested stock options must be exercised within 90 days of termination, and the unvested restricted stock or options are forfeited at the termination of employment.
     The Company has adopted a change-in-control severance pay program for executive officers that do not have employment contracts. The program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, for executives, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment.
     Each of Messrs. Kelly, Gumber and Lichtman has entered into an Employment Agreements Relating to Change of Control that provides him with severance benefits in the case of a change in control of TechTeam. These agreements provide these executives, in the event of their involuntary termination after a change in control, with (i) a lump-sum payment by TechTeam of 100% of their respective base annual salary, (ii) accelerated vesting of all unvested options to purchase common stock of TechTeam, (iii) employee benefits for a one-year period, and (iv) one year of Company-paid outplacement services. “Change of Control” is defined in the agreement as: (1) the sale of (a) all then outstanding shares of common stock of TechTeam or (b) 51% of outstanding voting securities of TechTeam entitled to vote generally in the election of the directors; or (2) the consummation of the sale or other disposition of all or substantially all of the assets or operations of TechTeam.

     Deductibility Cap on Executive Compensation
     Section 162(m) of the Internal Revenue Code provides, in general, that compensation to certain individual executives during any year in excess of $1 million is not deductible by a public company. The Committee believes that, given the range of salaries and number of stock options of executive officers, the $1 million threshold will not be reached by an executive officer of TechTeam in the near future. Accordingly, the Committee has not considered what its policy regarding compensation not qualifying for tax deductibility might be. The Committee will assess this issue when it appears the threshold may be reached.
     Compensation Consultants
     Consistent with the Committee’s charter, the Committee may retain the services of independent compensation experts. In 2007, the Committee did not retain the services of any compensation consultants to provide them with competitive salary data for executive officers.
     2008 Compensation Decisions
     In February 2008, the Company entered into an Employment and Non-competition Agreement with its new President and Chief Executive Officer, Gary J. Cotshott (“Cotshott Employment Agreement”). In negotiating this agreement, the Committee established a strong equity component to Mr. Cotshott’s compensation because it believes that a major share of the CEO’s total compensation needs to be driven by the Company’s consistent delivery of solid financial results.
     Under the Cotshott Employment Agreement, Mr. Cotshott will receive: (1) an initial annual base salary of $350,000; (2) non-qualified stock options to purchase 300,000 shares, which (i) vest in equal quarterly installments over four years, starting at the end of the 1st quarter of 2008, (ii) have a ten-year term, and (iii) bear a strike price equal to the closing price of the Company’s common stock on February 11, 2008; (3) 50,000 shares of restricted stock, which vest in equal quarterly installments over four years starting at the end of the 1st quarter of 2008; and (4) annual option grants for four years, starting in 2009, for a minimum of 50,000 shares. Mr. Cotshott is eligible to participate in the Company’s Annual Incentive Plan and the Executive Long-Term Incentive Plan during 2008, and he is guaranteed a cash bonus for fiscal 2008 of at least $126,000 under the Annual Incentive Plan. Mr. Cotshott will be entitled to participate in all benefits and executive prerequisites under the Company’s benefit plans, and he will receive up to $35,000 toward medical insurance reimbursement, professional financial and tax assistance, and annual medical examinations.
     Either TechTeam or Mr. Cotshott may terminate the Agreement without cause. TechTeam can terminate the Agreement with “Cause,” and Mr. Cotshott can terminate the Agreement for “Good Reason” or under certain circumstances upon a Change of Control. The Agreement will also terminate upon Mr. Cotshott’s death or disability. “Cause” includes: (1) an act of fraud, embezzlement, theft, or other similar material dishonest conduct in connection with his employment; (2) his willful and continued failure to substantially perform the principal aspects of the his duties, which continues after fourteen (14) days written notice; (3) an intentional action or failure to act by him that is materially injurious to the Company; (4) any act or omission by him involving malfeasance or gross negligence in the performance of his duties hereunder; and/or (5) his failure to follow the reasonable and lawful instructions given in good faith by the Board. “Good Reason” includes: (a) violation by the Company of this Agreement, which remains uncured after such breach for (60) days; (b) he is required to relocate outside the greater metropolitan Austin, Texas area; or (c) the Company reduces or reassigns, in any material aspect, any of his offices, titles, duties or responsibilities, reporting requirements, authority or prerogatives or removes him from any position in the Company, including membership on the Board of Directors. A “Change of Control” of the Company means: (i) any merger, consolidation, recapitalization of the Company or the sale or other transfer of greater than 50% of all then outstanding voting shares of the Company entitled to vote generally in the election of the directors; (ii) the consummation of the sale, lease, dissolution or other transfer or disposition of all or a majority of the assets or operations of the Company; or (iii) a change in composition of the Board of Directors involving a majority of the then current incumbent directors as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended.
     Further, the Agreement requires Mr. Cotshott to maintain the confidentiality of TechTeam’s confidential information, not to compete with TechTeam during his employment and for one year after the termination of the Agreement, or solicit TechTeam’s employees or customers during the term of the Agreement and two years thereafter.
     The Company anticipates that the new CEO and the Committee will conduct a thorough review of the Company’s executive compensation philosophy, processes and practices during 2008.

Summary Compensation Table
     The following table sets forth certain information concerning compensation awarded to, paid to or earned by TechTeam’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly-compensated executive officers of TechTeam as of December 31, 2007 (the “named executive officers”), and their compensation for the 2007, 2006 and 2005 fiscal years.

SUMMARY COMPENSATION TABLE
						Non-Equity	All Other
				Stock	Option	Incentive Plan	Compensation	Total
		Salary	Bonus	Awards(1)	Awards(1)	Compensation	(4)	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
William C. Brown (2)	2007	$384,000	$95,500	$57,600	$—	$—	$56,397	$593,497
Principal Executive Officer	2006	313,108	310,000	263,000	361,117	—	55,524	1,302,749

Marc J. Lichtman	2007	175,705	30,000	43,121	102,002	—	8,490	359,318
Principal Financial Officer	2006	166,641	26,000	12,000	—	—	8,508	213,149
	2005	156,154	—	24,075	82,766	35,900	5,842	304,737

Robert W. Gumber	2007	228,635	45,550	22,500	102,002	—	44,759	443,446
Vice President of Service	2006	158,365	20,000	22,500	—	—	75,089	275,954
Delivery	2005	210,769	—	42,800	27,990	47,586	95,031	424,176

Dennis J. Kelly	2007	246,846	85,010	55,920	167,840	—	7,088	562,704
President, TechTeam	2006	239,999	150,000	30,000	—	—	6,257	426,256
Government Solutions, Inc.	2005	18,462	—	—	101,765	—	—	120,227

Christoph A. Neut (3)	2007	303,001	65,707	35,145	167,840	—	37,374	609,067
Senior Vice President,	2006	239,650	32,500	22,259	—	—	33,078	327,487
EMEA	2005	205,356	—	45,752	27,990	47,440	30,661	357,199

(1)	A discussion of the assumptions used in calculating these values may be found in Note 9 to our 2007 audited financial statements on pages 64-68 of our Annual Report to Stockholders for the year ended December 31, 2007.

(2)	Mr. Brown resigned as President and Chief Executive Officer on February 11, 2008.

(3)	Mr. Neut’s 2007 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on March 13, 2008 of $1.54. His 2006 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on February 12, 2007 of $1.30 per euro. His 2005 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on March 20, 2006 of $1.22 per euro. The numbers represented in the tables are determined by multiplying the exchange rates noted above by the amount of his compensation in euro.

(4)	For the named executive officers, this column includes the information set forth in the table below.

		401 (k)		Insurance			Belgian
		Company		Premiums			Benefits
Name	Year	Match		(a)	Perquisites		(d)	Total
William C. Brown	2007	$12,054		$1,344	$42,999	(b)	n/a	$56,397
	2006	5,252		672	49,600	(b)	n/a	55,524

Marc J. Lichtman	2007	6,051		2,439	n/a		n/a	8,490
	2006	6,070		2,438	n/a		n/a	8,508
	2005	2,793		3,049	n/a		n/a	5,842

Robert W. Gumber	2007	6,770		214	37,775	(c)	n/a	44,759
	2006	7,456		206	67,427	(c)	n/a	75,089
	2005	4,216		n/a	90,815	(c)	n/a	95,031

Dennis J. Kelly	2007	5,815		1,273	n/a		n/a	7,088
	2006	4,984		1,273	n/a		n/a	6,257
	2005	n/a		n/a	n/a		n/a	n/a

Christoph A. Neut	2007	14,396	(e)	171	17,210		$5,597	37,374
	2006	11,726	(e)	143	16,662		4,547	33,078
	2005	7,703	(e)	135	15,766		7,057	30,661

(a)	Represents payments for health insurance and term life insurance.

(b)	Includes amounts for housing provided by the Company and/or the use of a Company automobile.

(c)	Between November 2003 and June 2006, Mr. Gumber was the Vice President of Operations, EMEA, living in Brussels, Belgium, as an expatriate. As part of his employment arrangement, TechTeam paid for his automobile, housing, certain travel expenses, and, as of October 2005, a monthly expense stipend. A portion of the amount listed for 2005 and 2006 and all of the amounts paid in 2007 is for the gross up of the compensation to pay for Mr. Gumber’s additional tax burden as a result of the payments

(d)	Includes amounts paid for benefits particular to TechTeam’s subsidiary in Belgium, TechTeam Global NV/SA, including luncheon vouchers and representation allowances.

(e)	Represents the amount paid by TechTeam Global, NV/SA toward a retirement plan for Mr. Neut.

Grants of Plan-Based Awards
     The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis, beginning on page 13, and include the Annual Incentive Plan (a non-equity, cash incentive plan) and the Long-Term Incentive Plan (which provides for restricted stock grants).

								All other	All other
								stock	option
								awards:	awards:	Exercise or	Grant date
	Grant	Estimated future payouts under			Estimated future payouts under equity			Number of	Number of	base price	fair value of
	Date	non-equity incentive plan awards (2)			incentive plan awards (3)			shares of	securities	of option	stock and
	(mm/dd/year)	Threshold	Target	Maximum		Target	Maximum	stock or	underlying	awards	option
Name	(1)	($)	($)	($)	Threshold ($)	($)	($) (5)	units (#)	options (#)	($/Sh)	awards
William C. Brown	03/15/2008	$—	$192,000	$307,200	$—	$115,200	$230,400	—	—	$ —	$ —

Marc J. Lichtman	06/08/2007	—	—	—	—	—	—	—	5,000	12.96	19,320
	06/08/2007	—	—	—	—	—	—	2,000	—	—	25,920
	11/14/2007	—	—	—	—	—	—	—	25,000	11.82	82,682
	03/15/2008	—	70,405	126,730	—	34,400	68,800	—	—	—	—

Robert W. Gumber	06/08/2007	—	—	—	—	—	—	—	5,000	12.96	19,320
	11/14/2007	—	—	—	—	—	—	—	25,000	11.82	82,682
	03/15/2008	—	91,575	164,835	—	45,000	90,000	—	—	—	—

Dennis J. Kelly	06/08/2007	—	—	—	—	—	—	—	9,200	12.96	35,548
	06/08/2007	—	—	—	—	—	—	2,000	—	—	25,920
	11/14/2007	—	—	—	—	—	—	—	40,000	11.82	132,292
	03/15/2008	—	109,800	186,660	—	60,000	120,000	—	—	—	—

Christoph Neut (4)	06/08/2007	—	—	—	—	—	—	—	9,200	12.96	35,548
	11/14/2007	—	—	—	—	—	—	—	40,000	11.82	132,292
	03/15/2008	—	132,137	224,633	—	76,230	152,460	—	—	—	—

(1)	The grant date for 2007 awards under the Company’s equity incentive plan was March 15, 2008. The values of the awards are disclosed in the Summary Compensation Table under “Stock Awards.” The actual shares of restricted stock awarded were as follows: Mr. Brown: 6,784; Mr. Lichtman: 2,026; Mr. Gumber: 2,650; Mr. Kelly: 3,534; and Mr. Neut: 4,140.

(2)	Represents the estimated range of payouts to named executive officers under the Company’s Annual Incentive Plan during 2007.

(3)	The Company is reporting these numbers in dollars, rather than in number of shares, because the size of the award is a factor of the executive officer’s base salary. The number of shares is determined by an average price of the Company’s stock for the thirty trading days before March 15 of each fiscal year.

(4)	Amounts for Mr. Neut are reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on March 13, 2008 of $1.54. The numbers represented in the table are determined by multiplying the exchange rate by the amount of his compensation in euro.

(5)	The maximum payout under the Long-Term Incentive Plan is unlimited. For purposes of this table, a 200% payout was assumed.

Outstanding Equity Awards at Fiscal Year End

		Option Awards				Stock Awards
					Option	Number of	Market Value of
		Number of Securities Underlying		Option	Expiration	Shares of	Shares that have
		Unexercised Options		Exercise	Date	Stock that have	not Vested
Name		Exercisable	Unexercisable	Price	(mm/dd/year)	not Vested	($) (7)
William C. Brown	(1)	90,000	35,000	$9.58	02/16/16	—	$—
	(2)	—	—	—	—	18,750	236,250
		—	—	—	—	6,784	85,478

Marc J. Lichtman	(3)	12,000	4,000	7.42	01/27/09	—	—
		10,000	—	9.00	07/09/14	—	—
		14,000	—	11.80	03/08/15	—	—
		10,000	—	9.83	12/13/15	—	—
	(3)	—	5,000	12.96	06/08/17	—	—
	(3)	—	25,000	11.82	11/14/17	—	—
	(4)	—	—	—	—	2,304	29,030
	(5)	—	—	—	—	1,022	12,877
	(5)	—	—	—	—	2,000	25,200
	(5)	—	—	—	—	2,026	25,527

Robert W. Gumber		15,000	—	9.00	07/09/14	—	—
		10,000	—	9.83	12/13/15	—	—
	(3)	—	5,000	12.96	06/08/17	—	—
	(3)	—	25,000	11.82	11/14/17	—	—
	(6)	—	—	—	—	4,377	55,150
	(4)	—	—	—	—	4,096	51,609
	(5)	—	—	—	—	1,915	24,129
	(5)	—	—	—	—	2,650	33,390

Dennis J. Kelly		40,000	—	8.90	11/14/15	—	—
	(3)	—	9,200	12.96	06/08/17	—	—
	(3)	—	40,000	11.82	11/14/17	—	—
	(5)	—	—	—	—	2,554	32,180
	(5)	—	—	—	—	2,000	25,200
	(5)	—	—	—	—	3,534	44,528

Christoph Neut		15,000	—	9.02	07/16/14	—	—
		10,000	—	9.83	12/13/15	—	—
	(3)	—	9,200	12.96	06/08/17	—	—
	(3)	—	40,000	11.82	11/14/17	—	—
	(6)	—	—	—	—	5,091	64,146
	(4)	—	—	—	—	4,378	55,162
	(5)	—	—	—	—	1,895	23,877
	(5)	—	—	—	—	4,140	52,164

(1)	The remaining options became fully vested on February 11, 2008 as part of the amendment to Mr. Brown’s Employment Agreement.

(2)	The restricted shares became fully vested on February 11, 2008, as part of the amendment to Mr. Brown’s Employment Agreement.

(3)	The options vest in four equal parts annually on the anniversary of the date of grant.

(4)	The restricted shares vest in four equal parts annually commencing on January 1, 2009.

(5)	The restricted shares vest in four equal parts annually on the anniversary of the date of award.

(6)	The restricted shares vest in four equal parts annually commencing on January 1, 2008.

(7)	The market value is based on the closing stock price of the Company’s common stock on December 31, 2007 of $12.60 per share.

Options Exercised and Stock Vested

	Number of
	Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
William C. Brown	—	$—	6,250	$69,312
Marc J. Lichtman	—	—	—	—
Robert W. Gumber	14,000	50,120	—	—
Dennis J. Kelly	—	—	—	—
Christoph A. Neut	10,000	30,410	—	—
Deferred Compensation Program
     The Company provides a non-qualified deferred compensation plan to its management. The Supplemental Retirement Savings Plan (SRSP) enables executives to defer up to 17% of their compensation to the Company’s 401(k) and SRSP combined. Deferral elections are made in December for the upcoming plan year and are irrevocable for that one year. Elections for deferrals on bonus compensation must be made by June 15. None of the named executive officers participate in the SRSP.
Retirement Benefits
     We maintain two 401(k) plans, which are defined contribution plans qualified under sections 401(a) and 401(k) of the Internal Revenue Code, under which our U.S. employees, including named executive officers, may participate. Eligible employees may elect to contribute a portion of their salary to the plan, and the Company provides matching contributions on the employees’ contributions for 100% of the first 1% and 50% of the next 5% of the employee’s base salary. The TechTeam Global, Inc. 401(k) plan pays this matching contribution in Company stock, and Messrs. Brown, Lichtman and Gumber participate in this Plan. Mr. Kelly participates in the TechTeam Government Solutions 401(k) Plan and Trust.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) with management. Based upon this review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy.
     The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such report by reference therein.
Respectfully Submitted,
Kent Heyman
John P. Jumper
Alok Mohan
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of TechTeam’s financial statements, TechTeam’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of TechTeam’s internal audit function. The Audit Committee manages TechTeam’s relationship with its independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from TechTeam for such advice and assistance.

     TechTeam’s management is primarily responsible for TechTeam’s internal control and financial reporting process. TechTeam’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of TechTeam’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, and the effectiveness of TechTeam’s internal control over financial reporting. The Audit Committee monitors TechTeam’s financial reporting process and reports to the Board on its findings.
     In this context, the Audit Committee hereby reports as follows:
1)	The Audit Committee has reviewed and discussed the audited financial statements with TechTeam’s management;

2)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3)	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”) as adopted by the Public Company Accounting Oversight Board in Rule 36200T, and has discussed with the independent registered public accounting firm its independence.

4)	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in TechTeam’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the U.S. Securities and Exchange Commission.
     The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such report by reference therein.
Richard R. Widgren, Chair
James G. Roche
Andrew R. Siegel
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the past fiscal year, the Compensation Committee was comprised solely of non-employee directors. No member of the Compensation Committee was an officer or employee of TechTeam or any of its subsidiaries during the fiscal year 2007. None of the executive officers of TechTeam has served on the board of directors or on the compensation committees of any other entity of whose officers have served either on the Board of Directors or on the Compensation Committee of TechTeam.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Since January 1, 2007, there have been no proposed or actual transactions, in which the Company was or is proposed to be a participant and the amount involved exceeded or exceeds $120,000, and in which any director, nominee for director, executive officer or 5% stockholder of the Company, or any immediate family member of any of the foregoing, had or will have a direct or indirect material interest.
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in the Company’s proxy statement and presented at the 2009 annual meeting of stockholders will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than December 16, 2008 (120 calendar days prior to the anniversary of the mailing date of this proxy statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.
     Other deadlines apply to the submission of stockholder proposals for the 2009 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2009 annual meeting, the Company’s bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings but not necessarily included in the Company’s proxy statement. In order to be timely, a stockholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not more than 120 days or less than 90 days prior to the date of the meeting. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.
OTHER MATTERS
     Management of TechTeam knows of no other matters to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares of common stock represented by proxy will be voted with respect thereto at the discretion of the persons voting them.

By order of the Board of Directors

Michael A. Sosin
Vice President, General Counsel and Secretary
Dated: April 4, 2008

TECHTEAM GLOBAL, INC.
Proxy for Annual Meeting of Stockholders May 21, 2008
This Proxy is Solicited on Behalf of the Board of Directors of
TechTeam Global, Inc. and will be Voted.
The undersigned hereby appoints Gary J. Cotshott and/or Michael A. Sosin, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of TechTeam Global, Inc., a Delaware corporation (the “Company”) to be held at the Townsend Hotel, 100 Townsend Street, Birmingham, Michigan at 10:00 a.m. E.D.T., May 21, 2008, and any adjournment(s) or postponement(s) thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all the powers the undersigned would possess if personally present at such meeting:
1.	Election of directors of the Company:
Nominees: Gary J. Cotshott, Kent Heyman, John P. Jumper, Alok Mohan, James G. Roche, Andrew R. Siegel, and Richard R. Widgren.
❑	FOR all nominees listed above, except vote withheld from the following nominees (if any):

❑	WITHHOLD AUTHORITY to vote for all nominees listed above.
2.	Ratification of independent registered public accounting firm for fiscal 2008:
❑	RATIFY the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.

❑	REJECT the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.
(Continues and to be signed on the reverse side)
3.	In their discretion on such other matters as may properly come before the meeting.

Management and the Board of Directors recommend a vote FOR election of the directors set forth above and to RATIFY the appointment of Ernst & Young, LLP.

This proxy card when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposal(s).

Copies of the Notice of Meeting dated April 4, 2008 and the Proxy Statement dated April 4, 2008 have been received by the undersigned.

PLEASE DATE AND SIGN HERE

Dated:

Name:

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

❑ Please check here if you plan to attend this meeting.